Exhibit 5.6

1225 17th Street, Suite 2200

Denver, CO 80202

Tel 303.292.1200 Fax 303.292.1300

www.foxrothschild.com

June 9, 2021

KB Home

10990 Wilshire Boulevard

Los Angeles, California 90024

Re: KB Home 4.00% Senior Notes due 2031

Ladies and Gentlemen:

At the request of KB Home, a Delaware corporation (the “Company”), we have acted as special Colorado counsel to KB HOME Colorado Inc., a Colorado corporation (the “Colorado Guarantor”), in connection with the Company’s offer and sale of $390,000,000 in aggregate principal amount of the Company’s 4.00% Senior Notes due 2031 (the “Securities”), the offer and sale of which are registered on the Company’s Registration Statement on Form S-3 (File No. 333-239778) (filed July 9, 2020, the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated May 25, 2021 (the “Underwriting Agreement”), by and among: (i) the Company; (ii) the guarantors named therein; (iii) BofA Securities, Inc., as the representative of the several underwriters named in Schedule B thereto; and (iv) MUFG SECURITIES AMERICAS INC., as qualified independent underwriter. The Securities are to be issued pursuant to an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture dated as of January 11, 2013 (the “Seventh Supplemental Indenture”), an Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”), a Ninth Supplemental Indenture dated as of February 28, 2014 (the “Ninth Supplemental Indenture”), and a Tenth Supplemental Indenture dated as of January 22, 2019 (the “Tenth Supplemental Indenture”) (the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and the Tenth Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee, and the Officers’ Certificate and Guarantors’ Officers’ Certificate dated June 9, 2021, establishing the form and terms of the Securities (the “Officers’ Certificate”). The Securities will be guaranteed by the Colorado Guarantor pursuant to the Indenture.

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As counsel to the Colorado Guarantor, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Colorado Guarantor, including the resolutions of the Colorado Guarantor’s board of directors and other records relating to the authorization, sale, and issuance of the Securities, communications or certifications of public officials (including the CERTIFICATE OF FACT OF GOOD STANDING for the Colorado Guarantor issued by the Secretary of State of the State of Colorado on May 20, 2021 (the “Good Standing Certificate”)), certificates of officers, directors and representatives of the Colorado Guarantor and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that:

1.	Based solely upon the Good Standing Certificate, the Colorado Guarantor is a Colorado corporation duly formed, validly existing and in good standing under the laws of the State of Colorado.

2.	The Colorado Guarantor has all requisite corporate power to enter into and perform its obligations under the Indenture and the Officers’ Certificate.

3.	The Indenture and the Officers’ Certificate have been duly authorized, executed and delivered by the Colorado Guarantor.

Our opinion herein is expressed solely with respect to the laws of the State of Colorado and is based on these laws as in effect on the date hereof.

This opinion letter has been prepared in connection with the offer and sale of the Securities and speaks as of the date hereof. We undertake no obligation or responsibility to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder. Munger, Tolles & Olson LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of

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rendering its opinion letter to the Company relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement.

Very truly yours,

/s/ FOX ROTHSCHILD LLP